LEASE AGREEMENT

BETWEEN

COLE RIVER OAKS, LTD., a
Texas limited partnership

("LANDLORD")

AND

NORTHSTAR HEALTHCARE, INC.,
incorporated under the Business Corporations Act (British Columbia)

("TENANT")

LEASE AGREEMENT

This Lease Agreement (this "Lease") is entered into by and between COLE RIVER OAKS, LTD., a Texas limited partnership ("Landlord"), and NORTHSTAR HEALTHCARE INC., incorporated under the Business Corporations Act (British Columbia) ("Tenant"), and shall be effective as of the date set forth below Landlord's signature (the "Effective Date").

I. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. "Building" shall mean the building 4120 Southwest Freeway, Houston, Texas.

B. "Rentable Square Footage of the Building" is deemed to be 37,786 square feet.

C. "Premises" shall mean the area shown on **Exhibit A-1** to this Lease. The Premises are located in the Building and are commonly known as suite numbers 150, 200, and 230. The "Rentable Square Footage of the Premises" is deemed to be 24,586 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D. "Base Rent":

Period	Annual Rate Per Square Foot	Monthly Base Rent
12/1/13 to 11/30/14	$20.00	$40,976.67
12/1/14 to 11/30/15	$20.60	$42,205.97
12/1/15 to 11/30/16	$21.22	$43,472.15
12/1/16 to 11/30/17	$21.85	$44,776.31
12/1/17 to 11/30/18	$22.51	$46,119.60

E. "Tenant's Pro Rata Share" is equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building or 65.1% rounded up as deemed appropriate by landlord.

F. [RESERVED]

G. "Term": The period of approximately 60 months starting on the Commencement Date, subject to the provisions of **Article 3**.

H. "Estimated Commencement Date": December 1, 2013, subject to adjustment, if any, as provided in **Sections 3.A** and **3.B**.

I. "Security Deposit": $30,000.00.

J. [RESERVED]

K. "Notice Addresses":

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

4120 Southwest Freeway, Suite 200, Houston TX 77027, Phone: 281-840-5180;
email: mmaruca@northstar-healthcare.com

Landlord	*With a copy to:*
Cole River Oaks, Ltd. 1560 W. Bay Area Boulevard, Suite 190 Friendswood, Texas 77546 Attn: John L. Cole Phone #: (281) 280-9313 Fax #: (281) 280-9316	Hoover Slovacek LLP 5847 San Felipe, Suite 2200 Houston, Texas 77057 Attn: David N. Morrell, Jr. Phone #: (713) 977-8686 Fax #: (713) 977-5395

Rent (defined in **Section 4.A**) is payable to the order of Cole River Oaks, Ltd. at the following address: c/o Twenty-Twenty Properties, Inc., 1560 W. Bay Area Boulevard, Suite 190, Friendswood, Texas 77546-2667.

L. "Business Day(s)" are Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day ("Holidays"). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other similar buildings in the area where the Building is located.

M. "Law(s)" means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, "ADA"), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et. seq. ("CERCLA").

N. "Normal Business Hours" for the Building are 8 A.M. to 6 P.M. on Business Days, exclusive of Holidays.

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated from time to time by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the "Common Areas"). "Property" means the Building and the parcel(s) of land on which it is located as more fully described on **Exhibit A-2**, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

3. Term; Adjustment of Commencement Date; Possession.

A. **Term.** This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in **Section 1.G** (the "Expiration Date"), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in **Section 1.G**) shall commence on the "Commencement Date". Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement substantially in the form attached as **Exhibit C**.

B. **Landlord Work.** Landlord shall replace the floor and wall coverings in the interior common areas of the Building using Tenant's selections from building standard finishes provided by Landlord. The Landlord's cost is limited to $10,000.00.

C. **Acceptance of Premises.** The Premises are accepted by Tenant in "as is" condition and configuration subject to Landlord's repair obligations under **Section 9.B** BY TAKING POSSESSION OF THE PREMISES, TENANT AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND AGREES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE CONDITION OF THE PREMISES OR THE BUILDING.

D. **Possession of Premises Prior to Commencement Date.** Tenant is in possession of Premises due to a previous lease.

4. Rent.

A. **Payments.** As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant's Pro Rata Share of Operating Expenses (defined in **Section 4.B**) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as "Rent")

Tenant shall pay and be liable for all rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property. Base Rent and Tenant's Pro Rata Share of Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. Tenant's Share of Electrical Expenses and all other items of Rent shall be due and payable by Tenant on or before 20 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of Electric Expenses and Tenant's Pro Rata Share of any Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

B. <u>**Operating Expenses.**</u> Tenant shall pay Tenant's Pro Rata Share of the amount of Operating Expenses (defined in **Section 4.D**) for each calendar year during the Term. Annually, Landlord shall provide Tenant with a good faith estimate of the Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Operating Expenses. If Landlord determines that its good faith estimate of the Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year's prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay Tenant's Pro-Rata Share of for Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

C. <u>**Reconciliation of Operating Expenses.**</u> Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses for such calendar year. If the most recent estimated Operating Expenses paid by Tenant for such calendar year are more than the actual Tenant's Pro-Rata Share of Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Operating Expenses paid by Tenant for the prior calendar year are less than the actual Tenant's Pro-Rata Share of Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. <u>**Operating Expenses Defined.**</u> Except to the extent excluded pursuant to **Section 4.E** or **Section 4.F** below, the term "<u>Operating Expenses</u>" means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord's personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and security systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other

parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3) Janitorial service, window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

(5) Real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease ("Tax Expenses"). Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase. Tax Expenses shall not include Landlord's estate, excise, income or franchise taxes (except to the extent provided above).

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in **Section 4.D(9)**); and all expenses and fees, including attorneys' fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses, provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord's costs).

(7) Security services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord's subsidiaries and affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (A) to conform with Laws; (B) to provide or maintain building standards (other than building standard tenant improvements); or (C) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over a reasonable period of time determined by Landlord, together with interest on the unamortized balance at the Prime Rate (defined in **Section 19.A(6)**) (as of the date incurred) plus 2%.

(10) Add on electrical services or surcharges not billed previously to the Tenant used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property; and other costs of providing electrical services to the Property.

E. **Exclusions from Operating Expenses.** Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys' fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4) Except as provided in **Section 4.D(9)**, depreciation, amortization, interest payments on any encumbrances on the Building and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7) Compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord which customarily sell products or services to the public, including tenants of the Building.

(8) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(9) Principal payments on indebtedness secured by liens against the Building, or costs of refinancing such indebtedness.

(10) Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property which have been paid by tenants pursuant to **Section 4.A**.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Audit Rights. Within 60 days (the "Audit Election Period") after Landlord furnishes its statement of actual Operating Expenses for any calendar year, Tenant may, at its expense during Landlord's normal business hours, elect to audit Landlord's Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (4) the audit shall commence within 30 days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit; and (7) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due, including estimated Tenant's Pro-Rata Share of Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30

days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the Expiration Date. If Tenant does not give written notice of its election to audit Landlord's Operating Expenses during the Audit Election Period, Landlord's Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.

5. Tenant's Use of Premises.

A. **Permitted Uses.** The Premises shall be used only for general office use, medical/dental office, clinical office and an ambulatory surgical center (the "Permitted Use") and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord's insurance costs, or which, in Landlord's reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies, personnel agencies, collection agencies, credit unions; data processing, telemarketing or reservation centers, radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord's reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord's efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (A) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (B) the following services directly and exclusively supporting Tenant's business: telemarketing, reservations; storage, data processing, debt collection, and similar support services.

B. **Compliance with Laws.** Tenant shall comply with all Laws regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as **Exhibit B** and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C. **Tenant's Security.** Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in **Section 13.A**) and any of Tenant's transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on security matters. Tenant acknowledges that any security measures employed by Landlord are for Landlord's own protection; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property, and that such security matters are the responsibility of Tenant and the local law enforcement authorities.

6. **Security Deposit.** The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant's liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the determination of Tenant's Pro Rata Share of any Operating Expenses for the final year of the Term; (B) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (C) the Expiration Date. If Landlord transfers its interest in the Premises, Landlord shall assign the Security

Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. **Services to be Furnished by Landlord.**

A. **Standard Services.** Landlord agrees to furnish Tenant with the following services during the Term:

(1) Water service for use in the lavatories on each floor on which the Premises are located.

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as determined by Landlord from time to time.

(3) Maintenance and repair of the Property as described in **Section 9.B**.

(4) Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant's use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service, subject to proper authorization and Landlord's policies and procedures for use of the elevator(s) in the Building.

(6) Exterior window washing at such intervals as determined by Landlord.

(7) Electricity to the Premises for uses described in **Section 5.A**, in accordance with and subject to the terms and conditions in **Article 8**.

B. **Service Interruptions.** Landlord's failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any other event or cause whether or not within the reasonable control of Landlord (a "Service Failure") shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in **Article 14**), arising out of or in connection with the failure of any security services, personnel or equipment.

C. **Third Party Services.** If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider ("Provider") for Tenant's own account. Tenant shall require each Provider to comply with the Building's rules and regulations, all Laws, and Landlord's reasonable policies and practices for the Building. Tenant acknowledges Landlord's current policy that requires all Providers utilizing any area of the Building outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8. **Use of Electrical Services by Tenant.**

A. **Landlord's Electrical Service.** Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant's actual electrical consumption in the Premises either by a survey conducted by a reputable consultant selected by Landlord, or through separate meters installed, maintained and read by Landlord, all at Tenant's expense. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with **Section 8.D**. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss,

damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant's requirements.

B. **Selection of Electrical Service Provider.** Landlord reserves the right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right, upon 30 days written notice, to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in **Section 4.D(10)**, unless paid directly by Tenant.

C. **Submetering.** Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant's expense. If submetering is installed for the Premises, Landlord may charge for Tenant's actual electrical consumption monthly in arrears at commercially reasonable rates determined by Landlord (plus, to the fullest extent permitted by applicable Laws, Landlord's then quoted administrative fee for such submetering), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord's consent to the same. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant's Pro Rata Share of the cost of electrical services as provided in **Section 4.B**, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D. **Excess Electrical Service.** Tenant's use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. **Repairs and Alterations.**

A. **Tenant's Repair Obligations.** Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant's repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "Cable") that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant's furnishings, trade fixtures, equipment and inventory. All work shall be performed in accordance with the rules and procedures described in **Section 9.C** below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

B. **Landlord's Repair Obligations.** Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in **Section 13.A**), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

C. **Alterations.**

(1) *When Consent Is Required.* Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, "Alterations") without first obtaining the written consent of Landlord in each instance. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Minor Alteration"): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2) *Requirements For All Alterations, Including Minor Alterations.* Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors' and subcontractors' insurance; and Tenant's security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations, provided that such waiver is obtained in writing ***prior to*** the commencement of such Minor Alterations. Landlord's waiver on one occasion shall not waive Landlord's right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant's plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord its then-quoted standard fee for Landlord's oversight and coordination of any Alterations. Upon completion of the Alterations, Tenant shall furnish "as-built" plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3) *Landlord's Liability For Alterations.* Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, nor that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. **Entry by Landlord.** Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants' premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. **Assignment and Subletting.**

A. **Landlord's Consent Required.** Except in connection with a Permitted Transfer (defined in **Section 11.E**), Tenant shall not assign, transfer or encumber any interest in this Lease or sublease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under **Section 11.B** below. Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Building, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Building; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee's use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord's standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or its affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord's option.

B. **Consent Parameters/Requirements.** As part of Tenant's request for, and as a condition to, Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the effective date of Transfer with respect to the portion of the Premises which Tenant desires to Transfer. In such event, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $750 for Landlord's review of any Permitted Transfer or requested Transfer, provided if Landlord's actual reasonable costs and expenses (including reasonable attorney's fees) exceed $750, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. **Payment to Landlord.** If the aggregate consideration paid to Tenant for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord's share of any excess within 30 days after Tenant's receipt of such excess consideration.

D. **Change in Control of Tenant.** Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. **No Consent Required.** Tenant may assign its entire interest under this Lease to an Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a "Permitted Transfer"): (1) no uncured event of default exists under this Lease; (2) Tenant's

successor is either (i) a publicly owned entity with a nonqualified opinion by its public auditors and in good standing on either the New York Stock Exchange, the American Stock Exchange or NASDAQ; or (ii) the Affiliate or Tenant's successor shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization, (3) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (4) the Affiliate's or Tenant's successor's use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (5) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or its affiliates; (6) the Affiliate or Tenant's successor is not and has not been involved in litigation with Landlord or any of its affiliates; and (7) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. The term "Affiliate" means any person or entity controlling, controlled by or under common control with Tenant. Tenant's notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, the Affiliate or Tenant's successor shall sign a commercially reasonable form of assumption agreement.

12. **Liens**. Tenant shall not permit mechanic's or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys' fees, to bond or insure over the lien or discharge the lien.

13. Indemnity and Waiver of Claims.

A. **Indemnity**. Subject to **Article 15**, Tenant shall hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in **Article 24**) and agents harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys' fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties that arise out of or in connection with any damage or injury (i) occurring in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or any of its employees, agents or contractors (collectively, "Landlord Parties"); or (ii) occurring elsewhere in the Building or on the Property to the extent caused by the negligence or willful misconduct of Tenant or any assignees, subtenants and licensees claiming by, through or under Tenant, or any of their respective agents, contractors, employees and invitees (collectively, "Tenant Parties").

B. **Waiver of Claims**. Except for the willful misconduct or gross negligence of the Landlord Parties, Landlord shall not be liable to Tenant for damage to person or property caused by any reason, including, without limitation, defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of any property of Tenant whether from the Premises or any part of the Building, including the loss of trade secrets or other confidential information. IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT THAT THE WAIVER OF CLAIMS CONTAINED IN THIS SECTION 13.B. APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE LANDLORD PARTIES.

14. Insurance.

A. **Tenant's Insurance**. Tenant shall maintain the following insurance ("Tenant's Insurance"), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); (2) causes of loss-special form (formerly "all risk") property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant's trade fixtures, equipment, furniture and other personal property within the Premises ("Tenant's Property") in the amount of the full replacement cost thereof; (3) business income (formerly "business interruption")

insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses, (4) business automobile liability insurance to cover all owned, hired and non-owned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers' compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers' compensation insurance is statutorily required, Tenant shall carry workers' compensation insurance in a minimum amount of $500,000); and (6) employer's liability insurance in an amount of at least $500,000 per occurrence. Any company underwriting any of Tenant's Insurance shall have, according to *A.M. Best Insurance Guide*, a Best's rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability and business automobile liability insurance policies shall name Landlord (or any successor), Landlord's Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as "additional insureds" and shall be primary with Landlord's policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant's Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant's Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant's insurance shall not limit Tenant's liability under this Lease.

B. Landlord's Insurance. Landlord shall maintain (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly "all risk") property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord's sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against all Landlord Parties and the trustees, principals, beneficiaries, partners, officers, and directors of Landlord Parties, for any loss or damage to Tenant's business, any loss of use of the Premises, and any loss, theft or damage to Tenant's Property (including Tenant's automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTIES, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against all Tenant Parties and the trustees, principals, beneficiaries, partners, officers, and directors of Tenant Parties, for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTIES, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. FOR THE PURPOSE OF THE FOREGOING WAIVER, THE AMOUNT OF ANY DEDUCTIBLE OR SELF-INSURED RETENTION APPLICABLE TO ANY LOSS OR DAMAGE SHALL BE DEEMED COVERED BY, AND RECOVERABLE BY THE INSURED UNDER THE INSURANCE POLICY OR SELF-INSURANCE PROGRAM TO WHICH SUCH DEDUCTIBLE RELATES.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord's judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been

damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord's compliance with **Section 14.B** above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this **Section 16.A**, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods ("Completion Estimate"). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in **Section 16.A** above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this **Section 16.B**, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, **Section 16.A**.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not used by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to **Section 16.A**. Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. **Condemnation.** Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as a building in a manner comparable to the Building's use prior to the Taking. In order to exercise its right to terminate this Lease under this **Article 17**, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant's Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. **Events of Default.** Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant's failure to pay when due all or any portion of the Rent ("Monetary Default").

B. Tenant's failure to perform any of the obligations of Tenant in the manner set forth in **Articles 14, 23 or 24**, or Tenant engages in any act described in **Section 18.F** (a "Time Sensitive Default").

C. Tenant's failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 10 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord's initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant's failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant's failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant's subsequent violation of the same term, provision or covenant shall, at Landlord's option, be deemed an incurable event of default by Tenant.

D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law.

F. Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises without written approval of Landlord.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including any lease or agreement for parking.

19. Remedies.

A. **Landlord's Remedies.** Upon any default, Landlord shall have the right without notice or demand (except as provided in **Article 18**) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant's Property and any parties occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. "Costs of Reletting" shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises, including the cost of removing and storing Tenant's furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant's signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements (even if amortized over a new lease term which exceeds the balance of the Term), and any allowances and/or concessions provided by Landlord.

(2) Terminate Tenant's right to possession of the Premises and change the locks, without judicial process, and, in compliance with applicable Law, expel and remove Tenant, Tenant's Property and any parties occupying all or any part of the Premises. If Landlord terminates Tenant's possession of the Premises under this **Section 19.A(2)**, Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election

by Landlord to terminate this Lease unless a written notice of termination of this Lease is given to Tenant.

(3) Cure such event of default for Tenant at Tenant's expense (plus a 15% administrative fee).

(4) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement.

(5) Require all future payments to be made by cashier's check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late.

(6) In lieu of calculating damages under **Sections 19.A(1)** or **19.A(2)** above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank's prime or base rate.

(7) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. Tenant shall hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) and agents harmless from and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys' fees and other professional fees, which may be imposed upon, incurred by or asserted against any of such indemnified parties that arise out of or in connection with a breach of this Lease, specifically including any violation of applicable Laws or Contamination (defined in **Article 29**) caused by a Tenant Party.

B. Fees for Late Payments. If Tenant fails to pay any item or installment of Rent when due, Landlord may charge an administrative fee equal to 5% of the past due Rent. In addition, Tenant fails to pay any amount when due hereunder and such amounts remain unpaid for thirty days, Landlord shall be entitled to receive interest on all unpaid items of Rent (plus and outstanding fees or expenses) at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law. If payment is made by check or other means which are then found to be non collectable then Landlord may charge an additional fee of up to one hundred dollars and administrative fees and interest will be charged as though the non collectable item was never received. However, in no event shall the charges permitted under this **Section 19.B** or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.

D. Mitigation of Damages. Upon termination of Tenant's right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to **Section 11.A**, or who (1) is an affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord's expense, or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease, (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises,

and/or (d) changing the use of the Premises. Notwithstanding Landlord's duty to mitigate its damages as provided herein, Landlord shall not be obligated to give any priority to reletting Tenant's space in connection with its leasing of space in the Building or any complex of which the Building is a part.

E. **Bankruptcy**. In the event of any default described in Subsection D of Section 18 of this Lease, any assumption and assignment must conform with the requirements of the Bankruptcy Code which provides, in part, that the Landlord must be provided with adequate assurance (i) of the source of rent and other consideration due under this Lease, (ii) that the financial condition and operating performance of any proposed assignee and its guarantors, if any, is similar to the financial condition and operating performance of Tenant and its guarantors, if any, as of the date of execution of this Lease, and (iii) that any assumption or assignment is subject to all of the provisions of this Lease (including, but not limited to, restrictions as to use) and will not breach any such provision contained in any other lease, financing agreement or other agreement relating to the Building.

(1) In order to provide Landlord with the assurance contemplated by the Bankruptcy Code, Tenant must fulfill the following obligations, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective (i) all defaults under Subsection A of Section 18 of this Lease must be cured within ten (10) days after the date of assumption; (ii) all other defaults under Section 18 of this Lease must be cured within fifteen (15) days after the date of assumption; (iii) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys fees) must be paid to Landlord within ten (10) days after the date of assumption, and (iv) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) months Base Rent (using the Base Rent in effect for the first full month immediately following the assumption) and an advance prepayment of Base Rent in the amount of three (3) months Base Rent (using the Base Rent in effect for the first full month immediately following the assumption), both sums to be held by Landlord and deemed to be Rent under this Lease for the purposes of the Bankruptcy Code as amended and from time to time in effect.

(2) In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord must be provided with (i) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord's reasonable judgment, to assure the future performance by the proposed assignee of Tenant's obligations under this Lease; or (ii) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant's obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant's obligations under this Lease.

20. **Limitation of Liability**. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in **Article 24**) whom Tenant has been notified hold Mortgages (defined in **Article 24**) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21. **No Waiver**. Neither party's failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party's failure to enforce its rights for a default shall constitute a waiver of that party's rights regarding any subsequent default.

22. **Tenant's Right to Possession**. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other

covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. **Holding Over.** Except for any permitted occupancy by Tenant under **Article 28**, if Tenant or any party claiming by through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the greater of: (1) the sum of the Base Rent and Tenant's Pro Rata Share of Operating Expenses due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder, and Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.

24. **Subordination to Mortgages; Estoppel Certificate.** Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a "Mortgage"). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee." This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord's interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 5 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant's knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant's failure to provide any estoppel certificate within the 5 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

25. **Attorneys' Fees.** If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees.

26. **Notice.** If a demand, request, approval, consent or notice (collectively, a "notice") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party's respective Notice Address(es) set forth in **Article 1**, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

27. **Reserved Rights.** This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Landlord has the right to change the Building's name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant's ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord's employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

28. **Surrender of Premises.** All improvements to the Premises (collectively, "Leasehold Improvements") shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Removable Property (defined below) from the Premises and all moving shall be done per the rules and regulations of the building (including providing insurance, restricted hours of moving and using required equipment for protection of premises), and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term "Tenant's Removable Property" shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements ("Special Installations"); and (C) Tenant's personal property. Notwithstanding the foregoing, Landlord may, in Landlord's sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant's Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant's Security Deposit may be applied to offset Landlord's costs set forth in the preceding sentence, or any costs incurred by Landlord in repairing any damage to the Premises caused by Tenant. In addition, if Tenant fails to remove Tenant's Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant's Removable Property to be abandoned, and title to Tenant's Removable Property (except with respect to any Hazardous Material [defined in **Article 29**]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant's Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord's prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant's Removable Property. Tenant's possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant's Pro Rata Share of Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant's Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant's Removable Property.

29. **Hazardous Materials.** No Hazardous Material (defined below) (except for *de minimis* quantities of household cleaning products and office supplies used in the ordinary course of Tenant's business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant's transferees, contractors or licensees without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. Tenant's request for such consent

shall include a representation and warranty by Tenant that the Hazardous Material in question (A) is necessary in the ordinary course of Tenant's business, and (B) shall be used, kept and disposed of in compliance with all Laws. If Contamination (defined below) occurs as a result of an act or omission of any Tenant Party, Tenant shall, at its expense, promptly take all actions necessary to comply with Laws and to return the Premises, the Building, the Property and/or any adjoining or affected property to its condition prior to such Contamination, subject to Landlord's prior written approval of Tenant's proposed methods, times and procedures for remediation. Tenant shall provide Landlord reasonably satisfactory evidence that such actions shall not adversely affect any Landlord Party or contaminated property. Landlord may require that a representative of Landlord be present during any such actions and/or that such actions be taken after business hours. If Tenant fails to take and diligently prosecute any necessary remediation actions within 30 days after written notice from Landlord or an authorized governmental agency (or any shorter period required by any governmental agency) that such remediation is required, Landlord may take such actions and Tenant shall reimburse Landlord therefor, plus a 15% administrative fee, within 30 days of Landlord's invoice. For purposes of this **Article 29**, a "Hazardous Material" is any substance (Y) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws; or (Z) which is now or hereafter defined, listed or regulated by any governmental authority as a "hazardous waste", "extremely hazardous waste", "solid waste", "toxic substance", "hazardous substance", "hazardous material" or "regulated substance", or otherwise regulated under any Laws. "Contamination" means any release or disposal of a Hazardous Material in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include, but not be limited to, diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

30. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located. All obligations under this Lease are performable in the county or other jurisdiction where the Building is located, which shall be venue for all legal actions. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The word "including" shall not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord's prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Tenant represents that it has dealt directly and solely with Landlord and no Tenant broker is due compensation in connection with this Lease. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party, other than those specifically identified above, if any.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Landlord is

authorized to do so on behalf of Landlord, (2) this Lease is binding upon and enforceable against Landlord; and (3) Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that: (a) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (b) this Lease is binding upon and enforceable against Tenant; and (c) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. __Time is of the Essence; Relationship; Successors and Assigns.__ Time is of the essence with respect to Tenant's performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. __Survival of Obligations.__ The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under **Sections 4.A, 4.B** and **4.C**, and under **Articles 6, 8, 12, 13, 19, 23, 28** and **29** shall survive the expiration or early termination of this Lease.

I. __Binding Effect.__ Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J. __Full Agreement; Amendments.__ This Lease contains the parties' entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. __Tax Waiver.__ Tenant waives all rights pursuant to all Laws to protest appraised values or receive notice of reappraisal regarding the Property (including Landlord's personalty), irrespective of whether Landlord contests same.

L. __Financial Information.__ Within thirty (30) days written request by Landlord, Tenant and Guarantor(s) shall furnish to Landlord financial statements of Tenant and Guarantor(s) showing the current financial condition of Tenant and Guarantor(s), including, without limitation, balance sheets, contingent liability statements, certified as true and correct by Tenant and Guarantor(s), prepared in accordance with generally accepted accounting principles. In no event shall Landlord make more than one (1) such request within any calendar year of the Term.

M. __Assessment of Charges.__ Tenant and Landlord agree that each provision of this Lease for determining charges and amounts payable by the other party is commercially reasonable and, as to each such charge or amount, constitute a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code, as it may be amended.

O. __Tenant Certification.__ Tenant certifies that, as of the Effective Date hereof, (i) neither it nor its officers, directors, or controlling owners is listed as a "Specifically Designated National or Blocked Person" ("**SDN**") on the SDN list maintained and updated from time to time on the United States Treasury Department's website (the "**SDN List**"), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control ("**OFAC**"), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist,

SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC, (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation, (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, "**Anti-Terrorism Laws**"), and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws. Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not do business with any entity that violates any of the Anti-Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys' fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.

P. <u>**Mortgagee Approval**</u>. Landlord and Tenant each acknowledge that this Lease and the respective rights and obligations of the parties herein are subject to the consent of Landlord's Mortgagee. In the event the consent of Landlord's Mortgagee shall not have been obtained within thirty (30) days after the date hereof, either party may terminate this Lease upon written notice to the other and, in such instance, this Lease shall be null and void; provided, however, in the even Mortgagee's consent is obtained prior to either party's notice of termination pursuant to this paragraph, the parties' termination rights pursuant to this paragraph shall be null and void. Notwithstanding Section 3B of the Lease, Landlord shall have no obligation to perform the work described therein unless and until Mortgagee has provided its consent to this Lease.

[Remainder of Page Intentionally Left Blank]

LANDLORD:

TENANT:

CFO

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord's signature.

LANDLORD:

COLE RIVER OAKS, LTD. a Texas limited partnership

By: Cole River Oaks GP, LLC, a Texas limited liability company

By: ______________________
John L. Cole, Manager

Effective Date: Dec 1, 2013

TENANT:

NORTHSTAR HEALTHCARE INC

By: ______________________
Name: ______________________
Title: LPC

EXHIBITS AND RIDERS

EXHIBIT A-1	**OUTLINE AND LOCATION OF PREMISES**
EXHIBIT A-2	**LEGAL DESCRIPTION OF PROPERTY**
EXHIBIT B	**RULES AND REGULATIONS**
EXHIBIT C	**COMMENCEMENT LETTER**
EXHIBIT D	**RENEWAL OPTION**
EXHIBIT E	**SIGNAGE AND NAMING RIGHTS**

EXHIBIT A-1

Outline and Location of Premises

SUITE 150 (5,310 rsf)



SUITE 200 (14,875 rsf)



SUITE 230 (4,401 rsf)



EXHIBIT A-1

Legal Description of Property

[illegible]

[illegible]

[illegible]

[illegible]

[illegible]

[illegible]

[illegible]

EXHIBIT B - Rules and Regulations

The following rules and regulations shall apply to the Premises, the Building, all parking garages and areas associated therewith, and all appurtenances thereto.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such plumbing, fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or any other part of the Building without the prior written consent of Landlord. No anchor bolts or sheet rock nails, ceiling hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments. Tenant is responsible for costs to repair any items placed in walls or ceilings.

4. Landlord shall provide and maintain an alphabetical directory board for all tenants in the main lobby of the Building.

5. Landlord shall provide all door locks initially installed in each tenant's leased premises, at the cost of such Landlord, and no tenant shall place any additional door locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material or merchandise which requires use of elevators or stairways or movement through the Building entrances or lobby shall be conducted under Landlord's supervision and at such times and in such manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to property or persons engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with Landlord carrying out this service for such tenant unless caused by the negligence of Landlord or its employees.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or caused by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

9. Tenant shall not allow any animals (other than animals allowed by law for purposes of aiding disabled individuals), reptiles, fish or birds to be brought into, or kept in, on or about the Premises or the Building.

10. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

11. Tenants shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

12. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc., shall be delivered to any leased premises except by persons reasonably approved by Landlord.

13. Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

14. No machinery of any kind (other than normal office equipment) shall be operated by any tenant in its leased premises without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

15. Landlord will not be responsible for lost or stolen personal property, money or jewelry from a tenant's leased premises or from public or common areas regardless of whether such loss occurs when such premises or areas are or are not locked against entry.

16. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

17. All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

EXHIBIT C

Commencement Letter

Re: Lease Agreement dated Dec 1, 2013 (the "Lease") between Cole River Oaks, LTD., a Texas limited partnership ("Landlord") and Northstar Healthcare, Inc. ("Tenant") for the Premises, the Rentable Square Footage of which is 24,586, located in the Building at 4120 Southwest Freeway in Houston, Texas. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

1. Except for punchlist items, if any, set forth on Exhibit A attached hereto, Landlord has fully completed all Landlord Work required under the terms of the Lease.

2. Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended. Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any, set forth on Exhibit A attached hereto), and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

3. The Commencement Date of the Lease is December 1, 2013.

4. The Expiration Date of the Lease is the last day of ______________, 20____.

5. Tenant's Address at the Premises after the Commencement Date is:

   4120 Southwest Freeway, Suite 200
   Houston, TX 77027

   Attention: Corporate Counsel

   Phone: 713 355 8614

   Email/Fax: 713 355 8615

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of Dec 1, 2013

LANDLORD:

COLE River Oaks, LTD. a Texas limited partnership

By: Cole River Oaks GP, LLC, a Texas limited liability company

By: [signature]
John L. Cole, Manager

TENANT:

Northstar Healthcare, Inc.

By: [signature]

Name:

Title: CFO

EXHIBIT D

Renewal Option - Suites 150, 200 and 230 at 4120 Southwest Freeway with 24,586 Rentable Square Feet

(a) Provided that as of the time of the giving of the Extension Notice and as of the Commencement Date of the Extension Term, Tenant and/or its assigns is not in default under the Lease, then Tenant shall have the right to extend the Lease Term for up to an additional term of five (5) years (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the initial Lease Term (hereinafter referred to as the "Commencement Date of the Extension Term"). Tenant must give Landlord notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least nine (9) months prior to the scheduled expiration date of the initial Lease Term.

(b) The Base Rent payable by Tenant to Landlord during the Extension Term for Suites 150, 200 and 230 at 4120 Southwest Freeway with 24,586 Rentable Square Feet shall be as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
12/1/18 to 11/30/19	$23.19	$47,503.19
12/1/19 to 11/30/20	$23.88	$48,928.28
12/1/20 to 11/30/21	$24.60	$50,396.13
12/1/21 to 11/30/22	$25.34	$51,908.02
12/1/22 to 11/30/23	$26.10	$53,465.26

Nothing herein requires Landlord to provide tenant improvement dollars or to abate rent.

(c) If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term under the terms of the Renewal Option for the Extension Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

(d) If the Lease is extended for the Extension Term, then Landlord shall prepare a mutually acceptable amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment"), and Tenant shall execute such Amendment.

(e) If Tenant exercises its right to extend the term of the Lease for the Extension Term by virtue of is Renewal Option or otherwise, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term, except as otherwise provided above.

(f) Except for the Base Rent set forth above, Tenant's occupancy of the Premises during the Extension Term, if applicable, shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Initial Term except all options, including any rights of termination, first offer, first refusal, and/or downsize shall terminate with the original lease and not be part of the Renewal.

Landlord

Tenant

EXHIBIT F

SIGNAGE AND NAME RIGHTS

1. Tenant shall be entitled to continue its current signage which includes (a) two panels of signage on one the Building's existing monument signs
2. If not in default Tenant may add exterior building signage at its sole cost with any changes in color, size or font to be approved by landlord. Tenant will be responsible for any cost for permits or licenses required for any modification. Landlord provides no warrant of the ability to add signage and Tenant is responsible for the cost of applying for permits and any deed variances (if any exist) for any requested signage. This right is subordinate to existing building signage rights to a current tenant, River Oaks Surgical Center, allowing for their rights as described below:
   a. "The Tenant, at its sole cost and expense, shall have the right to erect identification and other signs on or about the Building and related facilities."
3. The Tenant is granted Name Rights to the building and Landlord will refer to the building as the "Northstar Medical Building" or other similar name approved by Landlord. The building directory will also reflect the building name.
4. These Name and Signage rights are contingent on the continuing leases by Northstar and affiliates maintaining total leases of 24,000 Rentable Square Feet or more of the building.
5. Upon the expiration or early termination of the Lease, Tenant shall pay all costs associated with the removal of Tenant's signage and the restoration of the exterior of the Building where Tenant's signage is located to as near its original condition as may them be reasonably required by Landlord.

Landlord

Tenant